Exhibit 10.1

November 1, 2004

Mr. David C. Peterschmidt

c/o Openwave Systems Inc.

1400 Seaport Boulevard

Redwood City, CA 94063

Dear Dave:

On behalf of Openwave Systems, Inc. (the “Company”), we are pleased to confirm to you in writing that the Board of Directors has unanimously approved the offer that we previously discussed with you to serve as the Company’s President and Chief Executive Officer. The terms of the offer are set forth below, as supplemented by the employment terms set forth in the Company’s standard forms of Change of Control Severance Agreement (“Change of Control Agreement”), Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”), and Indemnification Agreement (“Indemnification Agreement”), copies of which are attached hereto and are referred to herein as the “Executive Offer Documents”. The terms set forth below are effective as of November 2, 2004 (“Effective Date”), except as otherwise set forth below.

1. Title and Cash Compensation.

You will serve as the President and Chief Executive Officer of the Company and possess the duties, responsibilities and authority customary for such position. You will report to the Company’s Board of Directors (“Board”). Effective November 2, 2004, your monthly base salary will be $41,666.66 per month or $500,000 on an annualized basis. In addition, you will receive a bonus in an amount equal to two months of your base salary, payable promptly after eight months of your employment with the Company.

Commencing January 1, 2005, you shall be eligible for a semi-annual incentive cash award from the Company under the Company’s Corporate Incentive Plan for Executives (“CIP”), based upon a target for each semi-annual period which shall be fifty percent (50%) of your annual base salary (i.e., $250,000 based upon your initial base salary). Your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your annual base salary) and shall be determined based upon a combination of (a) the Company’s achievement level against financial and performance objectives and (b) an individual modifier component based upon your individual performance as determined by the Compensation Committee. The terms of the CIP, including the financial and performance objectives for the Company, shall be established by the Compensation Committee in consultation with the full Board. For the first six full months during which you participate in the CIP, your target bonus will be guaranteed, and you shall receive $125,000 promptly after the Effective Date and an additional $125,000 on or prior to May 2, 2005, provided that in both cases you continue to serve continuously as the Company’s Chief Executive Officer from the Effective Date until the date on which you are entitled to receive the payment. If based on the achievement of the selected performance criteria you would be entitled to receive an amount greater than the guaranteed bonus, you shall be entitled to receive the excess amount above the guaranteed payments, at the time period specified for payments under the CIP.

2. Equity Awards.

On the Effective date, the Compensation Committee will grant to you (a) an option to purchase five hundred thousand (500,000) shares of Company common stock (the “Option”) and (b) a restricted stock award of two hundred fifty thousand (250,000) shares of Company common stock (the “Restricted Stock Award”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant and shall vest over a four year period, with twenty five percent (25%) of the shares subject to the Option vesting on the first anniversary of the Effective Date, and an additional one forty-eighth (1/48th) of the shares subject to the Option vesting each month thereafter on the first day of such subsequent month. The Restricted Stock Award shall vest over four years in four equal installments of 62,500 shares each on the first four anniversaries of the Effective Date. All vesting for the Option and the Restricted Stock Award shall be contingent upon your continued employment with the Company on the applicable vesting date. Except as otherwise expressly set forth in this letter agreement, the Option and the Restricted Stock Award will be granted under and subject to the terms of the Company’s standard form of non-qualified stock option agreement and restricted stock award agreement.

You should be aware that you will incur federal and state income taxes as a result of your receipt or the vesting of the Restricted Stock Award, with the timing of such income contingent upon whether you timely make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) election”). It is entirely your choice whether you make an 83(b) election and you should consult with your own tax and financial advisors in that regard. The Company will not provide you with any assistance in paying your taxes on the Restricted Stock Award, regardless of whether or not you make an 83(b) election.

In addition, if you are terminated by the Company without Cause (as defined in Exhibit A) (a) the next sixty two thousand five hundred (62,500) shares under the Restricted Stock Award due to vest within the next twelve (12) months, if any such shares remain unvested, shall accelerate and vest upon termination of your employment, subject to your execution of an effective release of claims in the form set forth at Exhibit B.

3. Other Benefits.

If your employment is terminated by the Company without Cause (as defined in Exhibit A), provided that you sign an effective release of claims substantially in the form set forth at Exhibit B (with the final terms and conditions of the form as reasonably determined by the Company) and confirm in writing your agreement to be bound by the non-compete terms set forth at Exhibit C and the terms of the Confidentiality Agreement, with such reasonable changes to the non-compete terms as the Company may require to revise the list of competitors but without increasing the number of competitors, and to otherwise update the non-compete terms as appropriate at the date of such confirmation, you will receive, in lieu of any cash severance based upon your base salary or target incentive cash bonus payable under the Executive Severance Benefit Policy, the following benefits: (1) twelve (12) months’ base salary based upon rates then in effect for you and paid over the next year in equal installments in accordance with the Company’s regular payroll periods, (2) your annual target incentive cash award based upon the target annual bonus then in effect for you and paid over the next year in equal installments in accordance with the Company’s regular payroll periods, and (3) full payment by the Company of your COBRA premiums for health care coverage for you and your covered spouse and dependents for a period not to exceed twelve months. In the event that your employment is terminated by the Company at a time that would entitle you to benefits under the Change of Control Agreement, your benefits under that agreement shall be reduced by the benefits you receive hereunder, as described in further detail in your Change of Control Agreement.

As an employee, you also will continue to be eligible to receive our standard employee benefits except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

4. Additional Terms.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in this letter.

The terms of this offer letter may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. This offer letter will be governed by the internal laws of the State of California.

Please review the terms of this letter and the Executive Offer Documents to make sure they are consistent with your understanding. Should you have any questions with regard to any of the items indicated above or the terms of the Executive Offer Documents, please contact Susan Gonzalez, the Company’s Vice President of Human Resources. Kindly indicate your agreement with the terms contained in this offer letter and the Executive Offer Documents by signing and returning the original signed offer letter and the Executive Offer Documents as appropriate so that they are received by Ms. Gonzalez no later than November 2, 2004.

/S/ BERNARD PUCKETT
Bernard Puckett Chairman of the Board

Agreed and Accepted:

/S/ DAVID C. PETERSCHMIDT	November 1, 2004
David C. Peterschmidt	Date

EXHIBIT A

Definitions

“Cause” shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Board of Directors of the Company or written order or formal written policy of the Company; (v) unsatisfactory performance after prior written notice and a reasonable opportunity to cure the unsatisfactory performance in accordance with the Company’s policies, (vi) commission of any act of fraud with respect to the Company; (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

EXHIBIT B

Form of Release

This general release of claims (“Release”) is being executed pursuant to the terms set forth in that Letter Agreement relating to employment terms dated November 1, 2004, between me and the Company (the “Agreement”), which Agreement I have previously executed. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the form of the Company’s Confidential Information and Invention Assignment Agreement, which I have previously signed.

I, on behalf of myself and my heirs, estate, executors, administrators, successors and assigns, do hereby release, acquit and forever discharge Openwave, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than my rights under the Agreement and any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, the California Fair Employment and Housing Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement, its bylaws or applicable law.

I agree that the claims released pursuant to this Release include all claims against individual employees of Openwave, whether or not such employees were acting within the scope of their employment.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

At Openwave’s request, I agree to cooperate fully in connection with any legal matter, proceeding or action relating to Openwave.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

EXECUTIVE

David C. Peterschmidt

Date:

EXHIBIT C

Non-Compete Terms

Reference is made to that certain letter agreement relating to employment terms between you and the Company, dated             , 2004 (the “Employment Agreement”). If your employment is terminated without cause as more fully described in the Employment Agreement, the Company has agreed to provide you with certain payments and benefits to which you would not otherwise be entitled. As a necessary condition to your entitlement to such payments, you have agreed not to compete with the Company as more fully described below. Should you violate the terms set forth below, the Company shall not be required to make any future payments to you under the severance provisions of the Employment Agreement or otherwise and shall be entitled to recover prior payments made to you under such provisions.

In your role as President and Chief Executive Officer of the Company, you acknowledge that you have acquired knowledge of sensitive and confidential information relating to product development road maps, marketing plans, competitive plans and pricing strategies, trade secrets and other confidential information of the Company (the “Confidential Information”). Were you to directly or indirectly be engaged in any business in direct competition with the Company or its subsidiaries, you acknowledge that Confidential Information could readily be used by you and provide the competing business with a significant competitive advantage against the Company.

Therefore, you agree that during your employment with the Company and for a period ending twelve (12) months from the termination of your employment with the Company, you will not, without the written consent of the Company, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever, in all cities, counties, states, and countries worldwide, in which the business of the Company or its affiliates is then being conducted or its products are being sold:

engage in any business role (at or with 7/24 Solutions, Access Japan, Comverse, Logica CMG, Ericsson, Hewlett Packard, Microsoft, Nortel, Nokia, Opera Software ASA, Siemens, Symbian or Qualcomm (or any of their subsidiaries or affiliates controlled by or under common control with the respective entity)) with a business, division, or product group that is in Competition with the existing business of the Company or its subsidiaries

A business, division, or product group shall be deemed to be in “Competition” with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of providing (A) software or systems that enable Internet connectivity, or enables or provides data services, on mobile devices (such as messaging and location or location related services) to communication service providers or enterprise customers, whether the software is located on the server or the client (e.g., mobile device), or (B) messaging software to communication service providers, Internet service providers or enterprise customers, either as carried on or being developed by the Company or its affiliates as of the date of your termination.

Notwithstanding the foregoing, you may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or automated quotation system if you are not a controlling person of, or a member of a group which controls such entity, and you do not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the sixty (60) day period referred to in Rule 13d-3(d)(1)(i)) one percent (1.0%) or more of any class of securities of such entity. The Company understands that you expect to serve as a member of the board of directors of certain other companies and agrees not to unreasonably withhold consent for you to serve in such capacities either during or after your employment with the Company.

You acknowledge that the Company may be irreparably harmed if you if you default in your obligations under this Exhibit C and that it would be extremely impracticable to measure the resulting damages. Accordingly, the Company, in addition to any other available rights or remedies, may sue in equity for specific performance to enforce its rights under this Exhibit C, and you expressly waive the defense that a remedy in damages will be adequate for such a default.

The parties intend that the covenants and agreements contained in this Exhibit C and the Employment Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Exhibit C and the Employment Agreement, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, the parties request that the applicable court construe it by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as then in effect.